EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Columbus McKinnon Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Other	2,800,000	$35.06	$98,168,000	$147.60 per $1,000,000	$14,489.60

Total Offering Amounts					$98,168,000		$14,489.60

Total Fee Offsets							$—

Net Fee Due							$14,489.60

(1)

This Registration Statement registers 2,800,000 additional shares of common stock of Columbus McKinnon Corporation (the “Registrant”) that may be issued to eligible participants pursuant to the Registrant’s Columbus McKinnon Corporation Second Amended and Restated 2016 Long Term Incentive Plan, as amended and restated from time to time (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the Registrant’s common stock being registered hereunder includes such indeterminate number of additional shares of the common stock as may become issuable pursuant to the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase in the number of shares of outstanding common stock without the Registrant’s receipt of consideration.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high sales price ($35.90) and the low sales price ($34.21) for the Registrant’s common stock as reported on the Nasdaq Global Select Market on July 15, 2024.